UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 20, 2016

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32358	16-1694797
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center, Suite 420, Springfield, Virginia	22151
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 611-8488
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 20, 2016, the Board of Directors (the “Board”) of Spok Holdings, Inc. (the “Company”) adopted the Second Amended and Restated Bylaws of Spok Holdings, Inc. (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws revised Article II, Section 2.10 to provide that, in an uncontested election, stockholders will elect directors to the Board by a majority of votes cast, with abstentions not counted as a vote cast either for or against any director.

The Amended and Restated Bylaws also revised the advance notice bylaw in Article II, Section 2.11, with respect to stockholder nominations of directors, to require a stockholder nominating a director candidate to inform the Company as to whether such candidate, if elected, intends to tender an irrevocable letter of resignation that will become effective in respect of subsequent elections upon the occurrence of such person’s failure to receive the required vote for re-election at a subsequent election.

The foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws attached hereto as Exhibit 3.1 and incorporated herein by reference.

The Board also adopted related amendments to its Corporate Governance Guidelines to provide for a majority vote for directors in uncontested elections and a director resignation policy that applies if directors do not receive the required majority vote in an uncontested election.

Item 8.01 Other Events.

On December 20, 2016, the Company issued a press release announcing the declaration of a special cash dividend of $0.25 per share of common stock, payable on January 17, 2017 to stockholders of record on January 4, 2017. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit
No.	Description
3.1	Second Amended and Restated Bylaws
99.1	Spok Holdings, Inc. Press Release dated	December 20, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spok Holdings, Inc.

December 20, 2016	By:	/s/ Shawn E. Endsley
		Name:	Shawn E. Endsley
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
3.1	Second Amended and Restated Bylaws
99.1	Spok Holdings, Inc. Press Release dated	December 20, 2016